Exhibit 3.164

ARTICLE OF INCORPORATION OF HARRAH’S SOUTHWEST MICHIGAN CASINO CORPORATION

FIRST:	The name of this is HARRAH’S SOUTHWEST MICHIGAN CASINO CORPORATION

SECOND:	Its registered office in the State of Nevada is located at One East First Street, Reno, Nevada 89501. The name of its resident agent address is The Corporation Trust Company of Nevada.

THIRD:	The total number of shares which the corporation is authorized to issue is one hundred (100); all of such shares shall be without par value.

FOURTH:	The governing board of this corporation shall be known as directors, and the member of directors may from time to time be increased or decreased in such manner as shall be provided by the by-laws of this corporation.

The names and address of this first board of directors, which shall be 2 is number, act as follows:

	NAME	POST-OFFICE ADDRESS

	Philip G. Satre	1023 Cherry Road, Memphis, TN 38117

	Colin V. Reed	1023 Cherry Road, Memphis, TN 38117

FIFTH:	The name and post-office address of this incorporation signing the articles of incorporation is as follows:

	NAME	POST-OFFICE ADDRESS

	Lucy M. Craven	1023 Cherry Road, Memphis, TN 38117

SIXTH:	No director or officer shall be personally liable to the corporation or its stockholders for damages for breach of his fiduciary duty as a director or officer, except that this provision shall not eliminate or limit the liability of a director or office for.

(a)	Acts or omission which involve international misconduct, fraud or knowing violation of law, or

(b)	The payment of distribution is violation of NBS 725300.

I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these article of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 29 th day of March, 1995.

/s/ Lucy M. Craven
Lucy M. Craven, Incorporator